Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of AMB Property Corporation and AMB Property, L.P. of our reports dated March 9, 2006, except with respect to our opinions on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note 17, as to which the date is June 5, 2006, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in AMB Property Corporation’s and AMB Property L.P.’s Current Reports on Form 8-K dated June 21, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
San Francisco, California
June 21, 2006